AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2007

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0511037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 Travis, Suite 2000
Houston, Texas 77002
(713) 654-8960

(Address of Principal Executive Offices and Zip Code)

INCENTIVE PLAN OF EDGE PETROLEUM CORPORATION

(Full title of the plan)

Michael G. Long
Executive Vice President, Chief Financial Officer and Treasurer
1301 Travis, Suite 2000
Houston, Texas 77002
(713) 654-8960

(Name, address and telephone number, including area code, of agent for service)

copy to:
Gene J. Oshman
Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock (par value $0.01 per share)	500,000	$11.95	$5,975,000	$183.44

(1)             Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price reported on the Nasdaq Global Select Market on March 6, 2007.

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-8 (Registration No. 333-22571) filed by Edge Petroleum Corporation, a Delaware corporation, with the Securities and Exchange Commission on February 28, 1997, are incorporated herein by reference.

EXPERTS

Each of the consolidated financial statements of Edge Petroleum Corporation (the “Company”) as of December 31, 2006, and 2005 and for each of the years in the three-year period ended December 31, 2006, and the Company’s management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, has been incorporated by reference herein, in reliance upon the reports of BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the oil and natural gas properties acquired from Smith Production Inc. (the “Smith acquisition”) for each of the years in the three-year period ended December 31, 2005, appearing in Edge Petroleum Corporation’s Current Report on Form 8-K filed on January 16, 2007 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The letter reports of Ryder Scott Company, L.P. and W.D. Von Gonten & Co., each independent consulting petroleum engineers, and certain information as of December 31, 2005 and 2006 with respect to the oil and natural gas reserves associated with our oil and natural gas properties derived from such reports has been incorporated herein by reference upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports. Certain information with respect to the oil and natural gas reserves as of December 31, 2006 associated with the Smith acquisition has been the subject of an oversight review letter by Ryder Scott Company, L.P., which is included as Exhibit 23.2 to Edge Petroleum Corporation’s Current Report on Form 8-K filed on January 16, 2007, and such review letter has been incorporated herein by reference upon the authority of said firm as experts with respect to matters covered by such review letter and in giving such review letter.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.		Description

4.1	—

Incentive Plan of Edge Petroleum Corporation (as amended and restated effective as of August 2, 2006) (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

*5	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Baker Botts L.L.P. (included in Exhibit 5).

*23.2	—	Consent of BDO Seidman, LLP.

*23.3	—	Consent of Ryder Scott Company, L.P.

*23.4	—	Consent of W.D. Von Gonten & Co.

*24	—	Powers of Attorney.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 13, 2007.

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
John W. Elias
Chief Executive Officer, President and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 13, 2007.

Signature	Title

/s/ John W. Elias	Chief Executive Officer, President and Chairman of the Board
John W. Elias	(Principal Executive Officer)

/s/ Michael G. Long	Executive Vice President, Chief Financial Officer and Treasurer
Michael G. Long	(Principal Financial and Principal Accounting Officer)

*	Director
Thurmon M. Andress

*	Director
Vincent S. Andrews

*	Director
Jonathan M. Clarkson

*	Director
Michael A. Creel

*	Director
Stanley S. Raphael

*	Director
John Sfondrini

*	Director
Robert W. Shower

*	Director
David F. Work

* By: /s/ Michael G. Long
Michael G. Long (Attorney-in-fact)

II-2

Exhibit No.		Description

4.1	—

Incentive Plan of Edge Petroleum Corporation (as amended and restated effective as of August 2, 2006) (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

*5	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Baker Botts L.L.P. (included in Exhibit 5).

*23.2	—	Consent of BDO Seidman, LLP.

*23.3	—	Consent of Ryder Scott Company, L.P.

*23.4	—	Consent of W.D. Von Gonten & Co.

*24	—	Powers of Attorney.

*Filed herewith.